Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street	February 29, 2012
	San Jose, CA 95112-4598	For Immediate Release

Contact:	Martin A. Kropelnicki (408) 367-8200 (analysts)
Shannon Dean (310) 257-1435 (media)

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

REVENUES AND EARNINGS FOR YEAR-END AND 4TH QUARTER 2011

SAN JOSE, CA — California Water Service Group (NYSE: CWT) today announced 2011 net income of $37.7 million and diluted earnings per share of $0.90.

For 2011, total revenue increased by $41.4 million, or 9.0%, to $501.8 million compared to revenue of $460.4 million for 2010.  The net effect of the Water Revenue Adjustment Mechanism (WRAM) and the Modified Cost Balancing Account (MCBA) for the year was an additional $33.3 million in revenue, a $14.8 million increase over 2010.  The WRAM is a ratemaking mechanism that decouples water sales from revenues and the MCBA is an account that allows California Water Service Company (Cal Water), a wholly owned subsidiary of California Water Service Group, to track and recover or refund changes in water production costs.  Both the WRAM and the MCBA are designed to allow Cal Water to promote water efficiency and conservation.

Total operating expenses increased $36.1 million, or 9.0%, to $434.6 million in 2011.  Water production costs increased by $17.6 million, or 10.8%, to $181.8 million, primarily due to increased purchased water costs, which was partially offset by lower water usage.  Administrative and general costs increased by $10.5 million, or 13.9%, to $85.8 million, primarily due to increased healthcare expense, pension expense, legal, and outside services.  Other operations expense was $54.7 million, down slightly from 2010.

Maintenance expense increased $1.0 million, or 5.1%, to $20.7 million due to additional expenditures for service, water main, and tank repairs. Depreciation and amortization increased $7.6 million, or 17.6%, to $50.4 million for the year due to increases in utility plant and updated depreciation rates effective January 1, 2011 adopted from the 2009 General Rate Case (GRC).

Net interest expense increased $3.3 million, or 12.7%, to $29.7 million, while income tax decreased $1.4 million, or 5.7%, to $23.2 million, due to the lower pretax income.

The Company has delayed recognition of $2.4 million of pretax income representing revenue, net of costs, that is not expected to be collected from customers within the following 24 months under current California Public Utilities Commission (CPUC) policy on timing of recovery of WRAM and MCBA balances.  The deferral is comprised of a $12.9 million deferral of revenue and a $10.5 million deferral of expenses in other operations.

According to President and Chief Executive Officer Peter C. Nelson, 2011 performance was adversely affected by the deferrals of WRAM revenue and of MCBA costs that the Company is not currently permitted to collect by CPUC policy within the timeframe required by Generally Accepted Accounting Principles (GAAP). Balances that will not be collected within the required timeframe must be deferred and not included as current revenue.  In addition, the Company continues to incur the interest costs to finance the uncollected balances, which further affected our performance.

“In September 2010, Cal Water, along with several other water utilities, filed an application with the CPUC requesting the ability to collect the WRAM and MCBA balances within 24 months of the annual period in which they were billed.  The CPUC was scheduled to resolve the issue in 2011, but has not yet done so.  We expect to receive a decision that resolves the issue soon. The current policy has a negative effect on our financial performance and working capital and may impact our credit rating,” said Nelson.  “When the CPUC issues a decision authorizing the collection of the balances on a more timely basis, that schedule will be reflected in operating results in accordance with the decision,” Nelson added.

Fourth Quarter 2011 Results

For the fourth quarter of 2011, net income was $1.9 million, down 61.7% or $3.0 million from net income of $4.9 million in the fourth quarter of 2010, and diluted earnings per common share were $0.04, a decrease of 61.8% from $0.12 per common share for the same period last year.

Revenue for the fourth quarter decreased to $103.0 million, down 2.3% or $2.5 million from the same period last year.  The net effect of the WRAM and the MCBA for the fourth quarter 2011 was an increase of $1.1 million in revenue from the $2.3 million recorded in fourth quarter of 2010.

Total operating expenses for the quarter were $95.4 million, an increase of 2.0% or $1.9 million over operating expenses in the same period last year.  Water production costs increased $6.3 million, or 16.9%, to $43.5 million, primarily due to increased purchased water costs, which was partially offset by lower water usage.  Administrative and general costs increased $1.5 million, or 6.9%, to $23.1 million, primarily due to increased benefit expenses, and legal and outside services.  Other operations expense decreased $6.5 million, or 48.8%, to $6.8 million, due primarily to the $10.5 million deferral of expenses associated with the deferral of revenue mentioned above.  These expenses will be recorded, as the revenue is recorded, in accordance with the CPUC decision.

Maintenance expense increased approximately $0.9 million, or 17.7%, to $5.6 million.  Depreciation and amortization expense increased $2.2 million, or 21.3%, to $12.7 million due to increases in utility plant and updated depreciation rates effective January 1, 2011 adopted from the 2009 GRC.

Regulatory Update for 2011

In January 2011, Cal Water’s 2009 GRC became effective.  In its decision, the CPUC authorized an additional $25.4 million in annual revenues.  In years two and three of the three-year rate case cycle, regulated water utilities receive small, inflation-type increases known as “escalation” increases.  The Company is currently working on Cal Water’s 2012 GRC, which is expected to become effective in January of 2014.

As previously announced, Cal Water reached a full settlement in its Cost of Capital application, including gaining support of the Division of Ratepayer Advocates. This settlement is still pending approval at the CPUC.

In 2011, three new commissioners were appointed by California Governor Jerry Brown.  CPUC Commissioners Sandoval and Florio have been confirmed, and Commissioner Ferron is pending confirmation later in 2012.

According to Nelson, the Company is encouraged by the CPUC’s continued implementation of its Water Action Plan, which sets forth clear direction on best practices in water utility regulation.

In January 2012, the Company received authorized revenue increases totaling $2.9 million annually for its Washington Water and Hawaii Water subsidiaries. The Company anticipates further rate relief in Hawaii from other filings with the Hawaii Public Utilities Commission.

Other Information

All stockholders and interested investors are invited to listen to the 2011 year-end and fourth quarter conference call on Thursday, March 1, 2012 at 8:00 a.m. PST (11:00 a.m. EST) by dialing (888) 466-4509 and keying in ID #9998142.  A replay of the call will be available from

11:00 a.m. PST (2:00 p.m. EST) on March 1, 2012 through April 30, 2012, at 1-(888) 203-1112, ID #9998142.  The call, which will be hosted by President and CEO Peter C. Nelson and Vice President and CFO Martin A. Kropelnicki, will also be webcast under the investor relations tab at www.calwatergroup.com.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services, LLC.  Together these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico, and Hawaii communities.  The Company’s common stock trades on the New York Stock Exchange under the symbol “CWT.”  Additional information is available online at www.calwatergroup.com.

Attachments (3)

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the Company’s regulators, the water utility industry and general economic conditions.  Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, hopes, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include but are not limited to: governmental and regulatory commissions’ decisions, including decisions on proper disposition of property; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; changes in accounting valuations and estimates; the ability to satisfy requirements related to the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other regulations on internal controls; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies;  the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph.  The Company assumes no obligation to provide public updates of forward-looking statements.

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CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

	December 31,	December 31,
(In thousands, except per share data)	2011	2010
ASSETS
Utility plant:
Utility plant	$1,960,381	$1,843,766
Less accumulated depreciation and amortization	(579,262)	(549,469)
Net utility plant	1,381,119	1,294,297

Current assets:
Cash and cash equivalents	27,203	42,277
Receivables
Customers	28,418	25,813
Regulatory balancing accounts	21,680	14,784
Other	6,422	5,386
Unbilled revenue	15,068	13,925
Materials and supplies at average cost	5,913	6,058
Taxes, prepaid expense, and other assets	9,184	17,967
Total current assets	113,888	126,210

Other assets:
Regulatory assets	319,898	229,577
Goodwill	2,615	2,615
Other assets	37,067	39,367
Total other assets	359,580	271,559
	$1,854,587	$1,692,066

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$418	$416
Additional paid-in capital	219,572	217,309
Retained earnings	229,839	217,801
Total common stockholders’ equity	449,829	435,526
Long-term debt, less current maturities	481,632	479,181
Total capitalization	931,461	914,707

Current liabilities:
Current maturities of long-term debt	6,533	2,380
Short-term borrowings	47,140	23,750
Accounts payable
Trade and other	48,923	39,505
Regulatory balancing accounts	2,655	3,025
Accrued interest	3,942	4,651
Accrued expenses and other liabilities	42,682	34,037
Total current liabilities	151,875	107,348

Unamortized investment tax credits	2,254	2,244
Deferred income taxes, net	116,368	107,084
Pension and postretirement benefits other than pensions	232,110	155,224
Regulatory liability and Other	79,050	82,204
Advances for construction	187,278	186,899
Contributions in aid of construction	154,191	136,356
	$1,854,587	$1,692,066

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

	December 31,	December 31,
For the Three-Months ended:	2011	2010

Operating revenue	$103,014	$105,457
Operating expenses:
Operations:
Water production costs	43,457	37,184
Administrative and General	23,056	21,558
Other operations	6,817	13,315
Maintenance	5,560	4,723
Depreciation and amortization	12,695	10,464
Income taxes	(253)	1,744
Property and other taxes	4,096	4,558
Total operating expenses	95,428	93,546

Net operating income	7,586	11,911

Other income and expenses:
Non-regulated revenue	4,663	5,030
Non-regulated expenses	(2,400)	(2,861)
Loss on sale of non-utility property	—	(11)
Income taxes expense on other income and expenses	(917)	(873)
	1,346	1,285
Interest expense:
Interest Expense	7,899	7,550
Less: capitalized interest	(835)	775
Net interest expense	7,064	8,325

Net income	$1,868	$4,871

Earnings per share
Basic	$0.04	$0.12
Diluted	$0.04	$0.12
Weighted average shares outstanding
Basic	41,817	41,663
Diluted	41,817	41,680
Dividends per share of common stock	0.15375	$0.14875

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

	December 31,	December 31,
For the Twelve-Months ended:	2011	2010

Operating revenue	$501,814	$460,399
Operating expenses:
Operations:
Water production costs	181,753	164,107
Administrative and General	85,758	75,276
Other operations	54,696	56,518
Maintenance	20,698	19,685
Depreciation and amortization	50,385	42,828
Income taxes	23,025	23,069
Property and other taxes	18,332	17,103
Total operating expenses	434,647	398,586

Net operating income	67,167	61,813

Other income and expenses:
Non-regulated revenue	16,160	15,993
Non-regulated expenses	(15,822)	(12,312)
Gain on sale of non-utility property	62	22
Income taxes expense on other income and expenses	(141)	(1,487)
	259	2,216

Interest expense:
Interest Expense	32,455	27,936
Less: capitalized interest	(2,741)	(1,563)
Net interest expense	29,714	26,373

Net income	$37,712	$37,656

Earnings per share
Basic	$0.90	$0.90
Diluted	$0.90	$0.90
Weighted average shares outstanding
Basic	41,762	41,612
Diluted	41,772	41,638
Dividends per share of common stock	$0.6150	$0.5950